ESCROW AGREEMENT

THIS AGREEMENT made effective the ____ day of________ , 2005.

AMONG:

Chen Yulin, of Room 2014, Block 2, No. 41 Xi Zhi Men Jiao Dai Dong Road, Beijing City, PRC Fax 86-10-6202-8274

(the “Pledgee”)

AND:

N8C Resources Inc., a company incorporated under the laws of the British Virgin Islands, with an address at PO Box 1968 GT, 94 Point Four Street, Grand Cayman, Cayman Islands, Fax c/o 604-684-8092 Attn: The President

(the “Pledgor”)

AND:

Blake Cassels & Graydon, LLP., a law firm with an office at Suite 2600, 595 Burrard Street, Vancouver, British Columbia, Canada V7X 1L3, Fax: (604) 631-3309 Attn: Mr. Wei Shao

(the “Escrow Agent”)

WHEREAS:

(A)                                  Pursuant to a Deed of Share Pledge (the “Deed”) made as of the date above between the Pledgor and the Pledgee, respecting certain shares (the “Pledged Shares”) of Highland Mining Inc. (“Highland”), the form of which Deed is attached hereto as Schedule “A”; and

(B)                                  The parties have agreed that the share certificate or certificates representing the Pledged Shares and a power of attorney to transfer same will be deposited and held in escrow by the Escrow Agent as stakeholder for the Parties;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants contained herein the parties hereto mutually agree as follows:

1.                                    Terms of Escrow and Release

1.1                                   The Pledgor will forthwith deliver to the Escrow Agent the following share certificates representing the Pledged Shares which are currently registered in the name of the Pledgor:

Certificate	Number of Shares
Number

HM004	500,000

1.2                                  The Pledgor will forthwith after execution hereof deliver to the Escrow Agent together with the certificate for the Pledged Shares a duly executed power of attorney in the form attached as Schedule “B” in blank, authorizing the transfer of the Pledged Shares to the Pledgee or her nominee (such power of attorney together with the Pledged Shares being herein the “Escrow Documents”).

1.3                                  The Pledgee shall have the right to deliver a written notice (the “Pledgee’s Notice”) to the Escrow Agent requiring the Escrow Agent to deliver the Escrow Documents to the Pledgee provided that the Pledgee states in the Pledgee’s Notice that:

 (a)           the Pledgor has failed to make the payments required of it as “Secured Obligations” in accordance with the Deed and accordingly the Escrow Documents should be delivered to the Pledgee ; and

(b)           it has concurrently delivered a copy of the Pledgee’s Notice to the Pledgor and has provided to the Escrow Agent confirmation of such delivery.

If the Pledgor does not within 10 business days after delivery of the Pledgee’s Notice to the Escrow Agent and the Pledgor, deliver to the Escrow Agent and the Pledgee a written notice that the Pledgor disputes the Pledgee’s Notice, then the Escrow Agent shall deliver the Escrow Documents to the Pledgee and provide a notice of such delivery to Pledgor.

1.4                                  The Pledgor shall have the right to deliver a written notice (the “Pledgor’s Notice”) to the Escrow Agent requiring the Escrow Agent to deliver the Escrow Documents to the Pledgor provided that the Pledgor states in the Pledgor’s Notice that:

(a)           the Pledgor has made the payments required of it as “Secured Obligations” in accordance with the Deed and accordingly the Escrow Documents should be delivered to the Pledgor ; and

(b)           it has concurrently delivered a copy of the Pledgee’s Notice to the Pledgee and has provided the Escrow Agent with confirmation of such delivery.

If the Pledgee does not within 10 business days after delivery of the Pledgor’s Notice to the Escrow Agent and the Pledgee, deliver to the Escrow Agent and the Pledgor a notice that the Pledgee disputes the Pledgor’s Notice, then the Escrow Agent shall deliver the Escrow Documents to the Pledgor and provide a notice of such delivery to Pledgee.

1.5                                  If the Pledgor has legal grounds to dispute the Pledgee’s Notice, it shall be obliged to obtain injunctive relief from the British Columbia Supreme Court prior to the expiry of 10 business days after delivery of the Pledgee’s Notice to each of the Escrow Agent and the Pledgee. The Escrow Agent shall in such event interplead the Escrow Documents into such Court upon receipt of the notice of the injunction. If no injunction restraining the Escrow Agent is obtained within the 10 business days, the Escrow Agent shall deliver the Escrow Documents to the Pledgee.

1.6                                  If the Pledgee has legal grounds to dispute the Pledgor’s Notice, it shall be obliged to obtain injunctive relief from the British Columbia Supreme Court prior to the expiry of 10 business days after delivery of the Pledgor’s Notice to each of the Escrow Agent and the Pledgee. The Escrow Agent shall in such event interplead the Escrow Documents into such Court upon receipt of the notice of the injunction. If no injunction restraining the Escrow Agent is obtained within the 10 business days, the Escrow Agent shall deliver the Escrow Documents to the Pledgor

1.7                                   In the event of any other dispute between the Pledgor and the Pledgee concerning their respective rights and obligations under this Agreement, the Escrow Agent shall be entitled to interplead such dispute in the British Columbia Supreme Court. The Escrow Agent shall be entitled to comply with the order of the British Columbia Supreme Court in relation to the holding or disposition of the Escrow Documents, and shall not be liable in any way to the Pledgor or Pledgee as a result of such compliance. Any costs arising from such interpleader shall be shared by the Pledgor and the Pledgee.

2.                                  Termination of Escrow Arrangement

2.1                                   The escrow created by this Agreement shall terminate upon the release from this escrow or interpleader of the Escrow Documents into court in the event of a dispute.

3.                                  Concerning the Escrow Agent

3.1                                   The Escrow Agent agrees to perform all of the duties hereinbefore set forth which are applicable to it unless prohibited by a court of competent jurisdiction.

3.2                                  The Pledgor will pay from time to time the reasonable fees and expenses of the Escrow Agent in connection with the performance of its duties hereunder and in connection with any proceedings in which it is involved as a result of agreeing to be a party to this Agreement.

3.3                                   The Pledgee and the Pledgor, jointly and severally, will indemnify and save harmless the Escrow Agent from and against all other claims, demands, damage, loss and expense arising out of the good faith performance of its duties hereunder. This provision shall survive any resignation or removal of the Escrow Agent hereunder and any termination of this Agreement. The Escrow Agent shall not be under any obligation to prosecute or to defend any action or suit which, in the opinion of its counsel, may involve it in expense or liability, unless the parties hereto shall, so often as required, furnish the Escrow Agent with satisfactory indemnity and funding against such expense or liability.

3.4                                   Except as otherwise expressly provided herein, the Escrow Agent shall deal with the Escrow Documents from time to time only in accordance with the written instructions of the Pledgor.

3.5                                   The Escrow Agent will have no responsibility or obligations in respect of the Escrow Documents except the duty to exercise such care in the safekeeping thereof that a reasonably prudent person would exercise in comparable circumstances.

3.6                                  Except as expressly set out in this Agreement, the Escrow Agent shall not be bound by any notice of a claim or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of thereof unless received by it in writing and signed by both the Pledgor and the Pledgee and unless it has given its written consent thereto if its duties or obligations under this Agreement are affected.

3.7                                  The Escrow Agent may rely and will be protected in acting on any written notice, request, waiver, consent, receipt, election, declaration or any paper or document furnished to it and executed, whether or not under the seal, by any party hereto not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained, which it in good faith believes to be genuine and the Escrow Agent will not be required to determine the authenticity of signatures or the power and authority of any signatory to execute documents or to verify the accuracy of any statement contained therein.

4.                                   Replacement of Escrow Agent

4.1                                   If the Escrow Agent wishes to be relieved from its duties and obligations under this Agreement it shall so notify the other parties in writing, or in the event that the parties mutually agree to replace the Escrow Agent, they shall so notify the Escrow Agent of their intention and, in either case, the replacement of the Escrow Agent shall be made within a period of sixty (60) days following receipt of the notice, provided that the selection and appointment of the replacement for the Escrow Agent shall be agreed by the parties, and subject to the agreement of the new Escrow Agent to be bound by the terms and conditions of this Agreement.

5.                                   New Escrow Agent

5.1                                   Any new Escrow Agent appointed hereunder shall execute an instrument accepting such appointment hereunder and deliver one counterpart thereof to the Company, one counterpart thereof to the Escrow Agent last in office, and one counterpart to each of the Pledgor and Pledgee, and thereupon such new Escrow Agent without further act shall become vested in all rights, powers and obligations of its predecessor for execution of the mandate hereunder, with like effect as if originally named as Escrow Agent herein, and the predecessor Escrow Agent shall forthwith deliver the Escrow Documents and any other documents in its possession pursuant to this Agreement to the new Escrow Agent, for the purposes and uses of this Agreement.

6.                                    Notice

6.1                                  Subject to section 6.2, any notice, direction or other instrument required or permitted to be given hereunder will be delivered in writing to the respective parties at the addresses set out on page 1 of this Agreement and notice to such addresses will be and will constitute full and complete notice and delivery to the respective party.

6.2                                  Any party hereto may change its address for service of notice by a notice in writing delivered to all of the other parties in the manner provided in section 6.1.

6.3                                   To facilitate greater communication between the Parties the Escrow Agent shall copy all parties on any communication to any of them in connection herewith.

7.                                    Enurement

7.1                                  This Agreement will enure to the benefit of and be binding upon the parties hereto, their respective successors and permitted assigns.

8.                                    Counterparts

8.1                                  This Agreement may be executed by any person who is to become a party hereto by signing a counterpart hereof, each of which counterparts together will constitute a single instrument.

IN WITNESS WHEREOF the parties have executed and sealed this Agreement on the day and year first above written.

Chen Yulin	Witness

N8C Resources Inc

Per:
Authorized Signatory	Witness

Blake Cassels & Graydon, LLP

Per:
Witness
Printed Name:

Schedule “A”

DEED

Schedule “B”

POWER OF ATTORNEY TO TRANSFER SHARES

FOR VALUE RECEIVED the undersigned, being the authorised signatory of N8C Resources Inc. hereby sells, assigns and transfers unto ______________________________________ or its assignees, 500,000 common shares of Highland Mining Inc. (“Highland”) standing in the name of N8C Resources Inc. on the books of the Highland represented by certificate number HM004 and hereby irrevocably constitutes and appoints _______________________________ , the attorney of N8C Resources Inc., to transfer the said shares on the books of Highland with full power of substitution in the premises.

DATED at _____________________________ this ___________ day of ___________________________________, ______ .

SIGNED by _________________________________________	)
duly authorized on behalf of	)
N8C Resources Inc.	)
	)	Signature

)
Witness